EXHIBIT 11

                                                                  EXECUTION COPY

                          MASTER TRANSACTION AGREEMENT


    THIS MASTER TRANSACTION AGREEMENT (this "Agreement") is made and entered into as of November 7, 2005, by and among Mr. Lowell W. Paxson, a resident of the State of Florida ("Mr. Paxson"), Second Crystal Diamond Limited Partnership, a Nevada limited partnership ("Second Crystal"), Paxson Enterprises, Inc., a Nevada corporation ("Paxson Enterprises" and together with Mr. Paxson and Second Crystal, collectively, the "Paxson Stockholders"), Paxson Communications Corporation, a Delaware corporation ("PCC"), Paxson Management Corporation, a Nevada corporation that is wholly owned by Mr. Paxson and his spouse ("PMC"), NBC Universal, Inc. (f\k\a National Broadcasting Company, Inc.), a Delaware corporation ("NBCU"), NBC Palm Beach Investment I, Inc., a California corporation ("NBC Palm Beach I"), and NBC Palm Beach Investment II, Inc., a California corporation ("NBC Palm Beach II" and, together with NBCU and NBC Palm Beach I, the "NBCU Entities").

                                    RECITALS

    WHEREAS, on September 15, 1999, the NBCU Entities invested $415,000,000 (the "Initial Investment") in PCC, and, in connection with the Initial Investment,

         1. PCC and NBCU entered into an Investment Agreement (the "Original Investment Agreement"), pursuant to which NBCU purchased certain securities from PCC;

         2. PCC, NBCU and the Paxson Stockholders entered into a Stockholder Agreement (the "Original Stockholder Agreement"), to provide for certain matters with respect to the governance of PCC;

         3. the Paxson Stockholders and NBC Palm Beach II entered into a Call Agreement (the "Original Call Agreement"), pursuant to which the Paxson Stockholders granted NBC Palm Beach II an option to purchase certain securities of PCC held by them; and

         4. PCC and NBCU entered into a Registration Rights Agreement (the "Registration Rights Agreement" and, together with the Original Investment Agreement, the Original Stockholder Agreement and the Original Call Agreement, the "Existing Agreements"), pursuant to which PCC granted NBCU and certain of its Affiliates certain registration rights with respect to certain shares of Class A Common Stock (defined below) held or acquired by NBCU and certain of its Affiliates;

    WHEREAS, since the date of the Initial Investment, certain disputes have arisen among the parties as to their rights and obligations under the Existing Agreements, and

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the parties have agreed to resolve those disputes and restructure the Initial
Investment, subject to the terms and conditions of the Transaction Agreements (defined below);

    NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                   AGREEMENTS

    1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

    "Affiliation Agreements" has the meaning set forth in Section 2(i).

    "Agreement" has the meaning set forth in the Preamble.

    "Amended Existing Agreements" means the Existing Agreements (other than the Registration Rights Agreement and the Original Call Agreement), as amended and restated as of the date hereof, and the Registration Rights Agreement Amendment.

    "Beneficiaries" has the meaning set forth in Section 3(b).

    "Burgess Employment Agreement" has the meaning set forth in Section 2(h)(i).

    "Burgess Group" has the meaning set forth in Section 6(e).

    "Call Agreement" has the meaning set forth in Section 2(a).

    "Call Right" has the meaning set forth in Section 2.1 of the Call Agreement.

    "Class A Common Stock" means the Class A Common Stock, par value $0.001 per share, of PCC.

    "Class B Common Stock" means the Class B Common Stock, par value $0.001 per share, of PCC.

    "Class C Common Stock" means the Class C Non-Voting Common Stock, par value $0.001 per share, of PCC.

    "CNI" has the meaning set forth in Section 4(e)(i).

    "CNI Master Agreement" has the meaning set forth in Section 4(e)(i).

    "CNI Station Agreements" has the meaning set forth in Section 4(e)(ii).

    "Code" has the meaning set forth in Section 2(d)(ii).

    "Collateral Assignment" has the meaning set forth in Section 2(g)(i).



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    "Common Stock" means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

    "Conflicting Provisions" has the meaning set forth in Section 7(g).

    "Conversion Shares" has the meaning set forth in Section 4(b)(ii).

    "Effective Time" means the date hereof.

    "Escrow Agreement" has the meaning set forth in Section 3(a).

    "Existing Agreements" has the meaning set forth in the Recitals.

    "Existing Preferred Stock" has the meaning set forth in Section 4(b).

    "FCC" means the Federal Communications Commission or any successor governmental authority performing functions similar to those performed by the Federal Communications Commission on the date hereof.

    "Final Order" means an action or actions by the FCC that have not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

    "GE" means General Electric Company and its successors.

    "Goodman Employment Agreement" has the meaning set forth in Section
2(h)(ii).

    "Goodman Noncompete Agreement" has the meaning set forth in Section
2(h)(iv).

    "Governmental Authority" means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

    "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "Initial Investment" has the meaning set forth in the Preamble.

    "Letter Agreements" shall mean the three letter agreements, each dated September 15, 1999, between NBCU and PCC in respect of joint sales of advertising and other joint services by NBCU, PCC and their respective Affiliates.

    "Letter of Credit" has the meaning set forth in Section 3(b).



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    "Lien" shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

    "Mr. Burgess" has the meaning set forth in Section 2(h)(i).

    "Mr. Goodman" has the meaning set forth in Section 2(h)(ii).

    "Mr. Paxson" has the meaning set forth in the Preamble.

    "NBC Palm Beach I" has the meaning set forth in the Preamble.

    "NBC Palm Beach II" has the meaning set forth in the Preamble.

    "NBCU" has the meaning set forth in the Preamble.

    "NBCU Entities" has the meaning set forth in the Preamble.

    "Original Call Agreement" has the meaning set forth in the Recitals.

    "Original Investment Agreement" has the meaning set forth in the Recitals.

    "Original Series B Certificate of Designation" means the Certificate of Designation of the Original Series B Preferred Stock executed and filed with the Secretary of State of the State of Delaware on September 15, 1999.

    "Original Series B Preferred Stock" means the 8% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of PCC, with a liquidation preference of $10,000 per share.

    "Original Stockholder Agreement" has the meaning set forth in the Recitals.

    "Paxson Enterprises" has the meaning set forth in the Preamble.

    "Paxson Noncompete Agreement" has the meaning set forth in Section
2(h)(iii).

    "Paxson Stockholders" has the meaning set forth in the Preamble.

    "PCC" has the meaning set forth in the Preamble.

    "PCC Board" means the Board of Directors of PCC.

    "PCC Stock Purchase Agreement" has the meaning set forth in Section 2(b).

    "PCC Television Stations" means the broadcast television stations, including low power television and television translator stations, at any time owned and operated by PCC or any of its subsidiaries.



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    "Person" means an individual, corporation, unincorporated association, partnership, group (as defined in subsection 13(d)(3) of the Exchange Act), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, governmental entity or any other entity of whatever nature.

    "PMC" has the meaning set forth in the Preamble.

    "PMC Management Agreement" has the meaning set forth in Section 2(f)(i).

    "Registration Rights Agreement" has the meaning set forth in the Recitals.

    "Registration Rights Agreement Amendment" has the meaning set forth in
Section 2(k)(iii).

    "Sales Agreements" means (i) the Network Sales Agreement, dated as of November 19, 1999, between PCC and NBCU, (ii) the National Sales Agreement, dated as of July 16, 2001, between PCC and NBCU, (iii) the Joint Sales Agreements entered into by subsidiaries of NBCU or NBCU and subsidiaries of PCC or PCC for various local television markets and (iv) the Letter Agreements.

    "Second Crystal" has the meaning set forth in the Preamble.

    "Securities Act" has the meaning set forth in Section 6(d).

    "Series B Certificate of Designation" means the Amended and Restated Certificate of Designation of the Series B Preferred Stock to be executed and filed with the Secretary of State of the State of Delaware immediately following the Effective Time, which shall be in the form of Exhibit A attached hereto.

    "Series B Preferred Stock" means the 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of PCC, with a liquidation preference of $10,000 per share.

    "Settlement Agreement" means the Settlement Agreement, dated as of the date hereof, between NBCU and PCC, as from time to time amended, modified or supplemented.

    "Split Dollar Agreement" has the meaning set forth in Section 2(g).

    "Station Level Restructuring" has the meaning set forth in Section 2(f).

    "Stockholder Agreement" has the meaning set forth in Section 2(k)(ii).

    "Transaction Agreements" means this Agreement, the Series B Certificate of Designation, the Call Agreement, the PCC Stock Purchase Agreement, the PMC Management Agreement, the Goodman Employment Agreement, the Burgess Employment Agreement, the Paxson Noncompete Agreement, the Goodman Noncompete Agreement, the Affiliation Agreements, the Amended Existing Agreements,

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the Registration Rights Agreement, the Split Dollar Agreement, the Collateral
Assignment, the Settlement Agreement, the Escrow Agreement and the Letter of Credit.

    "Warrants" means the Class A Common Stock Purchase Warrant, dated September 15, 1999 (Warrant No. 1999-A), issued by PCC to NBC Palm Beach II, for the purchase of up to 13,065,507 shares of Class A Common Stock and the Class A Common Stock Purchase Warrant, dated September 15, 1999 (Warrant No. 1999-B), issued by PCC to NBC Palm Beach II, for the purchase of up to 18,966,620 shares of Class A Common Stock.

    2. Effective Time Actions. Concurrently with or immediately following the Effective Time, the parties shall take the following actions, all of which shall be deemed to be taken simultaneously:

         (a) Call Agreement. The Paxson Stockholders and NBC Palm Beach II shall enter into a Call Agreement in the form attached hereto as Exhibit B (the "Call Agreement").

         (b) PCC Stock Purchase Agreement. The Paxson Stockholders and PCC shall enter into a Stock Purchase Agreement in the form attached hereto as Exhibit C (the "PCC Stock Purchase Agreement").

         (c) Redesignation of Series B Preferred Stock.

              (i) NBC Palm Beach I shall execute and deliver to PCC a written consent in the form attached hereto as Exhibit D.

              (ii) PCC shall execute and file with the Secretary of State of the State of Delaware the Series B Certificate of Designation.

         (d) Satisfaction of Accrued Dividends on Series B Preferred.

              (i) Through September 30, 2005, the aggregate liquidation preference plus accrued and unpaid dividends on the Original Series B Preferred Stock based on an asserted 28.3% dividend rate in effect from September 15, 2004, was $703,572,555. In connection with the amendment and redesignation of the Original Series B Preferred Stock to become the Series B Preferred Stock, PCC has declared a stock dividend of an additional 18,857 shares of Original Series B Preferred Stock on the Original Series B Preferred Stock, which shall be paid on the date hereof to NBC Palm Beach I, and which NBC Palm Beach I and NBCU have agreed to accept in full satisfaction of all accrued and unpaid dividends on the Original Series B Preferred Stock through and including September 30, 2005. As a result, the aggregate liquidation preference of the Original Series B Preferred Stock as of September 30, 2005, and of the redesignated Series B Preferred Stock issued in exchange therefor, shall be $603,570,000 and dividends on the Series B Preferred Stock shall accrue thereafter at the rate of 11% per annum on such amount.



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              (ii) Each of PCC and NBC Palm Beach I agree to treat the
declaration of the stock dividend on the Original Series B Preferred Stock described in this Section 2(d) as a non-taxable distribution of stock under
Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the exchange of Series B Preferred Stock for the Original Series B Preferred Stock as a tax-free recapitalization pursuant to Section 368(a) of the Code, in each case, for all U.S. federal, state, local and foreign tax purposes. No party hereto shall take a position inconsistent with this treatment on any tax return, unless otherwise required by applicable law.

         (e) Cancellation of Warrants. NBC Palm Beach II shall deliver the Warrants to PCC for cancellation and PCC shall take all actions necessary to cancel the Warrants.

         (f) Station Level Restructuring. PCC, Mr. Paxson and PMC shall take all steps necessary to complete the transfer of control of the FCC licensees of the PCC Television Stations from PCC to PMC (the "Station Level Restructuring"), including, but not limited to, the following:

              (i) The PMC Management and Proxy Agreement in the form attached hereto as Exhibit E (the "PMC Management Agreement") shall be executed by PCC, PMC and the Grantors and Station Subsidiaries identified on the relevant signature pages thereof;

              (ii) PCC shall cause Mr. Paxson to be elected as the sole director of each of the Station Subsidiaries that is a corporation (as defined in the PMC Management Agreement) for the longest term permitted by applicable law, but for no longer than seven years and for Marla Paxson to succeed Mr. Paxson as director in the event of his death or permanent disability, and the resolutions or written action adopted pursuant to this Section (f)(ii) shall not be revoked, amended, modified or superceded.

              (iii) PMC shall file, or cause to be filed, no later than the second business day following the Effective Time, with the FCC notices of consummation of the Station Level Restructuring and shall cause a copy of the pertinent notice of consummation to be promptly placed in the public inspection files maintained for the affected PCC Television Stations; and

              (iv) PMC shall file, or cause to be filed, no later than 30 days following the Effective Time, with the FCC post-consummation ownership reports on Form 323 with respect to the Station Level Restructuring and shall cause copies of such post-consummation ownership reports to be promptly placed in the public inspection files maintained for the affected PCC Television Stations.

         (g) Resignation of Mr. Paxson; Appointment of New PCC CEO.

              (i) Mr. Paxson shall resign as a director, chairman of the PCC Board and chief executive officer of PCC, and PCC and Mr. Paxson shall enter into a Resignation Agreement in the form attached hereto as Exhibit F. In connection with such resignation, PCC and The Lowell W. Paxson Irrevocable Dynasty Trust (the "Trust")


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shall enter into the Split Dollar Agreement in the form attached hereto as
Exhibit G (the "Split Dollar Agreement") and the Trust shall assign certain rights and interests under a policy issued by Metropolitan Life Insurance Company to PCC pursuant to a Collateral Assignment in the form attached hereto as Exhibit H (the "Collateral Assignment").

              (ii) The PCC Board shall appoint a new chief executive officer of PCC, effective as of the Effective Time.

         (h) Employment, Consulting and Noncompete Agreements.

              (i) PCC and Mr. Brandon Burgess ("Mr. Burgess") shall enter into an Employment Agreement in the form attached hereto as Exhibit I (the "Burgess Employment Agreement").

              (ii) PCC and Mr. Dean Goodman ("Mr. Goodman") shall enter into an Employment Agreement in the form attached hereto as Exhibit J (the "Goodman Employment Agreement").

              (iii) NBCU, PCC and Mr. Paxson shall enter into a Consulting and Noncompetition Agreement in the form attached hereto as Exhibit K (the "Paxson Noncompete Agreement").

              (iv) NBCU and Mr. Goodman shall enter into a Noncompetition Agreement in the form attached hereto as Exhibit L (the "Goodman Noncompete Agreement").

         (i) Affiliation Agreements. PCC and the licensees of each of the full-power PCC Television Stations shall enter into an Affiliation Agreement in the form attached hereto as Exhibit M, modified only by the addition of the name of the applicable PCC licensee subsidiary, station call sign and community of license (collectively, the "Affiliation Agreements").

         (j) Dismissal of all Litigation and Arbitration; Settlement Agreement. PCC and NBCU shall execute and deliver to each other the Settlement Agreement in the form attached hereto as Exhibit N.

         (k) Amending and Restating the Existing Agreements.

              (i) PCC and NBCU shall amend and restate the Original Investment Agreement by entering into an Amended and Restated Investment Agreement in the form attached hereto as Exhibit O.

              (ii) PCC, NBCU and the Paxson Stockholders shall amend and restate the Original Stockholder Agreement by entering into an Amended and Restated Stockholder Agreement (the "Stockholder Agreement") in the form attached hereto as Exhibit P.



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              (iii) PCC and NBCU shall enter into a letter agreement in the form attached hereto as Exhibit Q (the "Registration Rights Agreement Amendment") amending the Registration Rights Agreement.

    3. Post Effective Time Actions.

         (a) Escrow Agreement. Within three business days following the Effective Time, NBCU and Mr. Paxson shall designate a mutually acceptable escrow agent and enter into an Escrow Agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit R, with such changes as the escrow agent may require, pursuant to which NBCU shall place into escrow $3,863,765.50 in cash and the Paxson Stockholders shall place the shares of Class A Common Stock owned by them into escrow.

         (b) Letter of Credit. Within three business days following the Effective Time, PCC shall establish a $2,410,375 Irrevocable Standby Letter of Credit, issued by Citibank, N.A. (the "Letter of Credit"), for the benefit of the holders of Class B Common Stock ("Beneficiaries"), permitting draw by such Beneficiaries upon unilateral notice to Citibank, N.A. certifying that payment is due under the PCC Stock Purchase Agreement, and that payment has not been otherwise made by PCC.

         (c) Cooperation. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of each of the Transaction Agreements to which it is a party and the transactions contemplated thereby, including, without limitation, making application as soon as practicable for all consents and approvals required in connection with the transactions contemplated thereby and diligently pursuing the receipt of such consents and approvals in good faith.

         (d) Inconsistent Actions.

              (i) Once the application to the FCC in respect of the purchase of the Call Shares pursuant to the Call Right (as such terms are defined in the Call Agreement) has been filed with the FCC, none of NBC Palm Beach I, the Permitted Transferee (as defined in the Call Agreement) or the Paxson Stockholders shall take any action that could reasonably be expected to delay or hinder the grant of such application. NBCU hereby agrees that it will not, and it shall not permit any of the NBCU Entities to, file a petition to deny or otherwise object to or oppose the grant of the FCC Application (as defined in the Call Agreement).

              (ii) Once the application in respect of the purchase of the Call Shares pursuant to the PCC Stock Purchase Agreement has been filed with the FCC, none of the NBCU Entities shall file a petition to deny or otherwise object to or oppose the grant of such application.

         (e) Sales Agreements. PCC and NBCU acknowledge that the Sales Agreements shall remain in full force and effect, provided that the obligations of the



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parties thereunder have been and shall continue to be suspended unless the parties thereto mutually agree in writing to revoke such suspension.

         (f) Stock-Based Compensation. Upon approval of the Stockholder Proposals (as defined in the Stockholder Agreement), PCC shall reserve an additional 50,000,000 shares of Class A Common Stock for issuance in connection with the stock-based compensation to be granted to certain senior executives following the Effective Time pursuant to the Stockholder Agreement.

         (g) Additional NBCU Investment. Promptly following the acceptance of the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, PCC shall issue and sell to NBC Palm Beach I, and NBC Palm Beach I shall purchase from PCC, 250 shares of Series B Preferred Stock for the purchase price of $2,500,000 which amount NBC Palm Beach I shall deliver to PCC by wire transfer of immediately available funds to the account or accounts specified in writing by PCC. NBC Palm Beach I agrees not to exchange any of such 250 shares for New Exchange Debentures (as defined in the Series B Certificate of Designation) prior to April 18, 2010 and will not Transfer any of such shares unless the transferee agrees in writing to be bound by the foregoing.

    4. Representations and Warranties of PCC. PCC hereby represents and warrants to NBCU and the Paxson Stockholders that on and as of the date hereof:

         (a) PCC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into each of the Transaction Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. PCC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of PCC to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which it is a party. The execution and delivery by PCC of each of the Transaction Agreements to which it is a party, the performance by PCC of its obligations thereunder and the consummation by PCC of the transactions contemplated thereby have been duly authorized by all requisite action on the part of PCC and approved by the special committee of the PCC Board. Each of the Transaction Agreements to which it is a party has been or, upon execution, shall have been duly executed and delivered by PCC, and (assuming due authorization, execution and delivery by the other parties) each of the Transaction Agreements to which it is a party constitutes or, upon execution, shall constitute legal, valid and binding obligations of PCC, enforceable against PCC in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). PCC's by-laws have been validly amended and restated in connection with the transactions


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contemplated by the Transaction Agreements and true and correct copies of such amended and restated by-laws have been supplied to NBCU.

         (b) (i) As of the date hereof, the authorized capital stock of PCC consists of (A)(1) 215,000,000 shares of Class A Common Stock of which, as of November 2, 2005, 64,582,424 shares were issued and outstanding, (2) 35,000,000 shares of Class B Common Stock of which 8,311,639 shares are issued and outstanding and (3) 77,500,000 shares of Class C Common Stock of which no shares are issued and outstanding, and (B) 1,000,000 shares of preferred stock of which
(1) 72,000 shares have been designated as 14 1/4% Cumulative Junior Exchangeable Preferred Stock of which 49,610 shares are issued and outstanding, (2) 17,500 shares have been designated as 9 3/4% Convertible Preferred Stock, with a current conversion price of $16.00 per share, of which 15,162 shares are issued and outstanding, and (3) 60,607 shares have been designated as Series B Preferred Stock all of which are issued and outstanding (collectively, with any additional shares of preferred stock that may be issued as dividends thereon, the "Existing Preferred Stock"). As of November 2, 2005, no shares of capital stock were held in treasury, and no shares of capital stock were reserved for issuance except for (i) 2,211,298 shares of Class A Common Stock reserved in respect of stock options outstanding as of such date, (ii) 10,937,500 shares of Class A Common Stock reserved in respect of the 9 3/4% Series A Convertible Preferred Stock, (iii) 32,032,127 shares of Class A Common Stock reserved in respect of the Warrants, (iv) 8,311,639 shares of Class A Common Stock reserved in respect of the Class B Common Stock and (v) 31,896,032 shares of Class A and Class C Common Stock reserved in respect of the Series B Preferred Stock. All of the issued and outstanding shares of PCC's capital stock have been duly and validly authorized and issued and are fully paid and nonassessable and not subject to preemptive rights. Since November 2, 2005, PCC has not issued any shares of capital stock of PCC or granted or entered into any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of PCC or obligating PCC to issue or sell any capital stock of PCC, or any other interest in, PCC, other than pursuant to one or more of the Transaction Agreements or pursuant to the exercise of options to acquire shares of Class A Common Stock outstanding on November 2, 2005 in an amount not in excess of the amount set forth in clause
(i) of this Section 4(b).

         (ii) The PCC Board has adopted a resolution to amend PCC's certificate of incorporation, and declared its advisability, to increase the number of authorized shares of Common Stock, Class A Common Stock and Class C Common Stock to 857,000,000, 505,000,000 and 317,000,000, respectively, of which the PCC
Board has determined to reserve for issuance, subject to the approval of such amendment by the stockholders of PCC at a duly convened meeting and the filing of a certificate of amendment with the Secretary of State of the State of Delaware, 303,035,000 shares of Class A and Class C Common Stock into which the Series B Preferred Stock will be convertible (the "Conversion Shares") and, when issued upon conversion of the Series B Preferred Stock in accordance with the terms thereof, such Conversion Shares will be duly and validly authorized and issued, fully paid and nonassessable and not subject to preemptive rights, and the owner of such shares will


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have good title thereto, free and clear of all Liens (other than any Lien created by such owner).

         (iii) Other than (A) the requirement to issue the Conversion Shares,
(B) the shares referred to in subsection (b)(i) and (C) as contemplated by the Transaction Agreements, (1) no equity securities of PCC are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls, preemptive rights, or commitments of any character whatsoever, (2) there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of PCC and (3) there are no contracts, commitments, understandings or arrangements by which PCC is or will be bound to issue additional shares of its capital stock or securities or rights convertible into or exchangeable for shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except as required by the terms of the Existing Preferred Stock, PCC is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its capital stock.

         (iv) The consummation of the transactions contemplated by each of the Transaction Agreements will not trigger the anti-dilution provisions or other price adjustment mechanisms of any outstanding subscriptions, options, warrants, calls, contracts, preemptive rights, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatsoever under which PCC is or may be obligated to issue or acquire its capital stock.

         (c) Assuming that all consents, approvals, authorizations and other actions described in Section 4(d) have been obtained, all filings required by
Section 2(f)(ii) and (iii) have been made, all filings and notifications listed in Schedule 4(d) have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to any NBCU Entity, the execution, delivery and performance by PCC of each of the Transaction Agreements to which PCC is a party do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or by laws (or similar organizational documents) of PCC, (ii) conflict with or violate any law or Governmental Order applicable to PCC or any of its subsidiaries or (iii) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which PCC or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of PCC to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which PCC is a party.

         (d) The execution, delivery and performance by PCC of each of the Transaction Agreements to which PCC is or will be a party and the transactions contemplated thereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) as described in Schedule 4(d), (ii) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications Act in the event of the exercise of the Call Right, the conversion of a sufficient number of shares of Series B Preferred Stock such that, following such conversion, a Paxson Stockholder is no longer the Single Majority Stockholder of PCC (as that term is defined by the FCC), or the purchase of the Class B Common Stock by PCC pursuant to the PCC Stock Purchase Agreement, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by PCC of the transactions contemplated by each of the Transaction Agreements to which it is a party or
(iv) as may be necessary as a result of any facts or circumstances relating solely to the other parties hereto. Prior to the date hereof, PCC filed with the FCC all of the applications necessary to obtain the approvals required to consummate the Station Level Restructuring. By public notice released on September 2, 2005, the FCC announced the grant of the initial approvals required to consummate the Station Level Restructuring with respect to all PCC Television Stations other than those licensed to Paxson Communications LPTV, Inc., and, by public notice released on September 12, 2005, the FCC announced the grant of the initial approvals required to consummate the Station Level Restructuring with respect to all PCC Television Stations licensed to Paxson Communications LPTV, Inc. The foregoing FCC grants have become Final Orders.

         (e) PCC has furnished or made available to NBCU true and complete copies, including all amendments thereto, of the following agreements:

              (i) Master Agreement for Overnight Programming, Use of Digital Capacity and Public Interest Programming, dated as of September 10, 1999 (the "CNI Master Agreement"), between The Christian Network, Inc., a Florida not-for-profit corporation ("CNI"), and PCC, as amended by the First Amendment to CNI Master Agreement, dated as of June 13, 2005, between CNI and PCC.

              (ii) Each of the Station Agreements for Overnight Programming, Use of Digital Capacity and Public Interest Programming (the "CNI Station Agreements") between CNI and each of PCC's television stations, as amended by the First Amendments to the CNI Station Agreements, dated as of August 23, 2005, between subsidiaries of CNI and subsidiaries of PCC.

              (iii) Letter Agreement, dated June 13, 2005, between CNI and PCC with respect to the PCC's provision to CNI of certain satellite uplink and related services.

         (f) The Special Committee of the PCC Board has received (i) a written opinion from an independent investment banking firm of national standing, dated as of November 6, 2005, with respect to the fairness, from a financial point of view, of the consideration to be offered to, distributed to or retained by, as applicable, the Eligible Stockholders, which is in form and substance acceptable to the Special Committee of the PCC Board and subject to the qualifications, assumptions and other limitations provided therein; and (ii) an independent investment banking firm of national standing, dated as of November 6, 2005, as required by certain debt and preferred stock instruments of PCC, that certain of the transactions contemplated by the Transaction Agreements are fair, from a financial point of view, to PCC and its Restricted Subsidiaries (as such term is defined in the applicable debt and preferred stock instruments of PCC). True and correct copies of such opinions have been furnished to NBCU.

    5. Representations and Warranties of the Paxson Stockholders. Each of the Paxson Stockholders, on behalf of itself only, hereby represents and warrants to PCC and NBCU that on and as of the date hereof:

         (a) Each of the Paxson Stockholders that is an individual has full legal right and capacity to execute and deliver each of the Transaction Agreements to which he is a party and each of the Paxson Stockholders that is not an individual is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each of the Paxson Stockholders has all necessary power and authority to enter into each of the Transaction Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. Each of the Paxson Stockholders that is not an individual is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of such Paxson Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which it is a party. The execution and delivery by each Paxson Stockholder of each of the Transaction Agreements to which it is a party, the performance by each Paxson Stockholder of its obligations thereunder and the consummation by each Paxson Stockholder of the transactions contemplated thereby have been duly authorized by all requisite action on the part of each Paxson Stockholder and its stockholders or partners, as the case may be. Each of the Transaction Agreements to which it is a party has been or, upon execution, shall have been duly executed and delivered by each Paxson Stockholder, and (assuming due authorization, execution and delivery by the other parties) constitutes or, upon execution, shall constitute legal, valid and binding obligations of each Paxson Stockholder, enforceable against each Paxson Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         (b) Assuming that all consents, approvals, authorizations and other actions described in Section 5(c) have been obtained, all filings required by
Section 2(f)(ii) and (iii) have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to any NBCU Entity, the execution, delivery and performance by each Paxson Stockholder of each of the Transaction Agreements to which such Paxson Stockholder is a party do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or by laws (or similar organizational documents) of such Paxson Stockholder (other than Mr. Paxson), (ii) conflict with or violate any law or Governmental Order applicable to such Paxson Stockholder or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Paxson Stockholder or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of such Paxson Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which such Paxson Stockholder is a party.

         (c) The execution, delivery and performance by each Paxson Stockholder of each of the Transaction Agreements to which a Paxson Stockholder is a party and the transactions contemplated thereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications Act in the event of the exercise of the Call Right, the conversion of a sufficient number of shares of Series B Preferred Stock such that, following such conversion, a Paxson Stockholder is no longer the Single Majority Stockholder of PCC (as that term is defined by the FCC) and the purchase of the Class B Common Stock by PCC pursuant to the PCC Stock Purchase Agreement (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such Paxson Stockholder of the transactions contemplated by each of the Transaction Agreements, (iii) as may be necessary as a result of any facts or circumstances relating solely to the other parties hereto or (iv) filings with the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934.

    6. Additional Representations and Warranties of NBCU Entities. Each of the NBCU Entities, on behalf of itself only, hereby represents and warrants to PCC and the Paxson Stockholders on and as of the date hereof:

         (a) Each of the NBCU Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each of the NBCU Entities has all necessary power and authority to enter into each of the Transaction Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. Each of the NBCU Entities is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of such NBCU Entity to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which it is a party. The execution and delivery by each of the NBCU Entities of each of the Transaction

Agreements to which it is a party, the performance by each NBCU Entity of its obligations thereunder and the consummation by each NBCU Entity of the transactions contemplated thereby have been duly authorized by all requisite action on the part of each NBCU Entity and its stockholders. Each of the Transaction Agreements to which it is a party has been or, upon execution, shall have been duly executed and delivered by each NBCU Entity, and (assuming due authorization, execution and delivery by the other parties) constitutes or, upon execution, shall constitute legal, valid and binding obligations of each NBCU Entity, enforceable against each NBCU Entity in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         (b) Assuming that all consents, approvals, authorizations and other actions described in Section 6(c) have been obtained and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to PCC and the Paxson Stockholders, the execution, delivery and performance of each of the Transaction Agreements to which any NBCU Entity is a party do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or by laws (or similar organizational documents) of such NBCU Entity, (ii) conflict with or violate any law or Governmental Order applicable to such NBCU Entity or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such NBCU Entity or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of such NBCU Entity to carry out its obligations under, and to consummate the transactions contemplated by, each of the Transaction Agreements to which such NBCU Entity is a party.

         (c) The execution, delivery and performance by each of the NBCU Entities of each of the Transaction Agreements to which it is a party and the transactions contemplated thereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications Act in the event of the exercise of the Call Right and/or the conversion of a sufficient number of shares of Series B Preferred Stock such that, following such conversion, a Paxson Stockholder is no longer the Single Majority Stockholder of PCC (as that term is defined by the FCC), (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such NBCU Entity of the transactions contemplated by each of the Transaction Agreements or (iii) as may be necessary as a result of any facts or circumstances relating solely to the other parties hereto.

         (d) Each NBCU Entity that may acquire any securities of PCC pursuant to any of the Transaction Agreements: (i) will acquire such securities of PCC solely for its own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"); (ii) has had access to the financial and other information concerning PCC and such securities; (iii) has received and reviewed such reports, schedules, registration statements and proxy statements filed by PCC with the Securities and Exchange Commission and such financial statements that it has deemed appropriate; (iv) is an "accredited investor" as defined in Rule 501(a) under the Securities Act; (v) has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the risks of such investment in PCC and such securities; (vi) has so evaluated the merits and risks of such investment; (vii) is able to bear the economic risk of such investment; and (viii) is able to afford a complete loss of such investment.

         (e) Neither Mr. Burgess, nor any member of his immediate family, nor any entity owned or controlled by him (collectively, but not including Mr. Burgess, the "Burgess Group") is, or during his employment with the Company will be, an agent of NBCU or of any subsidiary or affiliate of NBCU. Furthermore, there are, and during his employment with the Company will be, no commitments, arrangements or understandings, written or oral, between Mr. Burgess or any members of the Burgess Group, on the one hand, and NBCU or any subsidiary or affiliate of NBCU on the other hand, pursuant to which Mr. Burgess or any member of the Burgess Group has or will have any legal or financial obligation to NBCU or any subsidiary or affiliate of NBCU, or is or will be entitled to receive now or in the future from NBCU or any subsidiary or affiliate of NBCU any compensation or benefits of any kind, or other valuable consideration (including but not limited to any offer of future positions with NBCU or any of its subsidiaries or affiliates), other than (i) as set forth in the Separation Agreement between Mr. Burgess and NBCU, a copy of which has been furnished to the Company with dollar amounts redacted, (ii) pursuant to benefit plans in which Mr. Burgess is vested, specifically the GE Pension Plan and the GE Savings and Security Plan (401(k) Plan), (iii) as might be received by or due to Mr. Burgess or any member of the Burgess Group through ordinary arms' length consumer transactions involving GE or its affiliates, including transactions in publicly-traded debt and equity securities of GE or its affiliates in the public market (so long as any such transaction does not cause Mr. Burgess or any member of the Burgess Group to have an attributable interest in, or attributable relationship with, NBCU or its subsidiaries or affiliates under the FCC's rules) or (iv) as might be received by or due to Mr. Burgess or any member of the Burgess Group through ordinary consumer transactions prior to the date hereof that were generally available only to employees of GE or its affiliates during the term of their employment with GE or any of its affiliates. Notwithstanding the foregoing, if GE were in the future to acquire a company where an immediate family member of Mr. Burgess works, this provision shall not require such company to terminate his or her employment or Mr. Burgess's immediate family member to terminate his or her employment with such company. The word "affiliates" as used in this provision is not intended to refer to broadcast stations which may be affiliated with television networks owned and operated by NBCU or any subsidiary or affiliate of NBCU.

    7. Miscellaneous.

         (a) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

         (b) Entire Agreement. The Transaction Agreements and the Exhibits and Schedules thereto contain the entire agreement among the parties thereto with respect to the subject matter thereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the parties with respect to such subject matter other than those set forth or referred to therein.

         (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and performed within such state, and each party hereby submits to the jurisdiction of the Delaware Chancery Court. In the event the Delaware Chancery Court does not have jurisdiction over any dispute arising out of this Agreement, each party hereby submits to the jurisdiction of the United States District Court for the Southern District of New York, provided that in the event such court does not have jurisdiction over any dispute arising out of this Agreement, each party hereby submits to the jurisdiction of the Supreme Court of the State of New York, New York County. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

         (d) Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of each of the other parties hereto; provided further that any Paxson Stockholder may assign this Agreement to a Paxson Estate Planning Affiliate (as defined in the Stockholder Agreement).

         (e) Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties and their successors and permitted assigns and are not intended to confer upon any Person except the parties hereto and their successors and permitted assigns any rights or remedies hereunder, and there are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         (f) Notices. Except as otherwise expressly provided herein, all notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested, (c) on the next business day after delivery to a courier service that guarantees delivery on the next business day if the conditions to the courier's guarantee are complied with, or (d) on the date of receipt (if such date is a business day, otherwise on the next business day) by telecopy, in each case addressed as follows:

    If to Mr. Paxson, Second Crystal or Paxson Enterprises:

         Lowell W. Paxson
         529 South Flagler Drive, 26H
         West Palm Beach, Florida  33401
         Tel:  561-835-8080
         Fax:  561-832-5656

         With a copy, which shall not constitute notice, to:

         Wiley, Rein & Fielding LLP
         1776 K Street NW
         Washington, DC  20006
         Attention:  Fred Fielding
         Tel:  202-719-7000
         Fax:  202-719-7049

    If to NBCU, NBC Palm Beach I or NBC Palm Beach II:

         NBC Universal, Inc.
         30 Rockefeller Plaza
         New York, New York  10112
         Attention:  General Counsel
         Tel:  212-646-7024
         Fax:  212-646-4733

         With a copy, which shall not constitute notice, to:

         Shearman & Sterling LLP
         599 Lexington Avenue
         New York, New York  10022
         Attention:  John A. Marzulli, Jr.
         Tel:  212-848-8590
         Fax:  646-848-8590

    If to PCC:

         Paxson Communications Corporation
         601 Clearwater Park Road
         West Palm Beach, FL  33401-6233
         Attention:  General Counsel
         Tel:  561-659-4122
         Fax:  561-655-9424

         With a copy, which shall not constitute notice, to:

         Dow, Lohnes & Albertson, PLLC
         1200 New Hampshire Avenue, N.W., Suite 800
         Washington, DC  20036
         Attention:  John R. Feore, Jr.
         Tel:  202-776-2000
         Fax:  202-776-2222

         and

         Holland & Knight LLP
         222 Lakeview Avenue, Suite 1000
         West Palm Beach, Florida  33401
         Attention:  David L. Perry
         Tel:  561-650-8314
         Fax:  561-650-8399

Any party may, by notice to the other parties, change the address to which such notices are to be given.

         (g) Severability. If one or more provisions of this Agreement or the application thereof to any Person or circumstances is determined by a court or agency of competent jurisdiction to violate any law or regulation, including, without limitation, any rule or policy of the FCC, or to be invalid, void or unenforceable to any extent (a "Conflicting Provision"), the Conflicting Provision shall have no further force or effect, but the remainder of this Agreement and the application of the Conflicting Provision to other Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable shall not be affected thereby and shall be enforced to the greatest extent permitted by law, so long as any such violation, invalidity or unenforceability does not change the basic economic or legal positions of the parties. In such event, the parties shall negotiate in good faith such changes in other terms as shall be practicable in order to effect the original intent of the parties.

         (h) Publicity. Prior to any public announcement or disclosure regarding any of the transactions contemplated by this Agreement or any of the Transaction Agreements by any of the parties to this Agreement, such party shall provide the other parties to this Agreement with a copy of the proposed public announcement or disclosure, and the parties shall consult with each other regarding the content of such announcement or disclosure. Except as required by applicable law
(including applicable securities laws) or the rules of the American Stock Exchange, no party to this Agreement shall make, or cause to be made, any press release or other public announcement regarding any of such transactions without the prior consent of each of the other parties to this Agreement.

         (i) Expenses. Except as expressly provided herein or in another Transaction Agreement, each party shall each bear its own costs and expenses (including legal, accounting and broker fees and expenses) incurred in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby.

         (j) Waivers of Default. Waiver by any party of any default by any other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of any other party.

         (k) Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom such waiver, amendment, supplement or modification it is sought to be enforced.

         (l) Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY PROVIDED IN A TRANSACTION AGREEMENT, NONE OF THE PARTIES HERETO MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE TRANSACTIONS (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTERS INVOLVING, THE ASSETS, BUSINESS OR LIABILITIES OF PCC, ITS SUBSIDIARIES OR THE TELEVISION STATIONS OWNED BY PCC.

         (m) Interpretation. In the Transaction Agreements, unless otherwise specified or where the context otherwise requires:

              (i) the Section and paragraph headings contained in such Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of such Transaction Agreements;

              (ii) a reference to a Recital is to the relevant Recital to such Transaction Agreement, to a Section is to the relevant Section of such Transaction Agreement and to an Exhibit is to the relevant Exhibit to such Transaction Agreement;

              (iii) words importing any gender shall include other genders;

              (iv) words importing the singular only shall include the plural and vice versa;

              (v) the words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation";

              (vi) the words "hereof", "herein", "hereunder" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to such Transaction Agreement as a whole and not to any particular provision of such Transaction Agreement;

              (vii) references to any Person shall include such Person's successors and permitted assigns;

              (viii) the parties to the Transaction Agreements have participated jointly in the negotiation and drafting of the Transaction Agreements to which they are parties, and, in the event an ambiguity or question of intent or interpretation arises, the Transaction Agreements shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party thereto by virtue of the authorship of any provisions of the Transaction Agreements; and

              (ix) unless otherwise expressly provided therein, any contract or law defined or referred to therein or in any contract that is referred to therein means such contract or law as from time to time amended, modified or supplemented, including (in the case of a contract) by waiver or consent and (in the case of a law) by succession of comparable successor laws to all attachments thereto and instruments incorporated therein, and any reference in the Transaction Agreement to a law shall be deemed to include any rules and regulations promulgated thereunder.

                  [Remainder of page intentionally left blank]

    IN WITNESS WHEREOF, the parties hereby have executed this Master Transaction Agreement as of the date first above written.


       /s/ Lowell W. Paxson
       ---------------------------
          Lowell W. Paxson


    SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP
    By: Paxson Enterprises, Inc., its general partner


    By: /s/ Lowell W. Paxson
       ---------------------------
       Name: Lowell W. Paxson
       Title: President


    PAXSON ENTERPRISES, INC.


    By: /s/ Lowell W. Paxson
       ---------------------------
       Name: Lowell W. Paxson
       Title: President


    PAXSON COMMUNICATIONS CORPORATION


    By: /s/ Dean M. Goodman
       ---------------------------
       Name: Dean M. Goodman
       Title: President and Chief Operating Officer


    PAXSON MANAGEMENT CORPORATION


    By: /s/ Lowell W. Paxson
       ---------------------------
       Name: Lowell W. Paxson
       Title: President

    NBC UNIVERSAL, INC.


    By: /s/ Robert C. Wright
       --------------------------
       Name: Robert C. Wright
       Title: President and Chief Executive Officer


    NBC PALM BEACH INVESTMENT I, INC.


    By: /s/ Robert C. Wright
       --------------------------
       Name: Robert C. Wright
       Title: Director and President


    NBC PALM BEACH INVESTMENT II, INC.


    By: /s/ Robert C. Wright
       --------------------------
       Name: Robert C. Wright
       Title: Director and President

                                List of Exhibits



Exhibit A               Series B Certificate of Designation
Exhibit B               Call Agreement
Exhibit C               PCC Stock Purchase Agreement
Exhibit D               Written Consent
Exhibit E               PMC Management Agreement
Exhibit F               Resignation Agreement
Exhibit G               Split Dollar Agreement
Exhibit H               Collateral Assignment
Exhibit I               Burgess Employment Agreement
Exhibit J               Goodman Employment Agreement
Exhibit K               Paxson Noncompete Agreement
Exhibit L               Goodman Noncompete Agreement
Exhibit M               Affiliation Agreement
Exhibit N               Settlement Agreement
Exhibit O               Amended and Restated Investment Agreement
Exhibit P               Stockholder Agreement
Exhibit Q               Registration Rights Agreement Amendment
Exhibit R               Escrow Agreement

                                  Schedule 4(d)


A. The following documents are required to be filed with the FCC pursuant to
Section 73.3613 of the FCC's rules:

         1.   Master Transaction Agreement

         2.   Series B Certificate of Designation

         3.   Call Agreement

         4.   PCC Stock Purchase Agreement

         5.   PMC Management Agreement

         6.   Resignation Agreement

         7.   Paxson Noncompete Agreement

         8.   Affiliation Agreement

         9.   Settlement Agreement

         10.  Amended and Restated Investment Agreement

         11.  Stockholder Agreement

         12.  Registration Rights Agreement Amendment

B. PCC will make all required filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

C. The following documents are required to be filed with the Secretary of State of the State of Delaware:

         1.   Series B Certificate of Designation

         2. Certificate of Amendment relating to the increase in the authorized number of shares of Common Stock